Perspective Therapeutics Provides Recent Business Highlights and Reports Fiscal 2Q 2024 Results

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Completed enrollment of initial Cohort 2 patients in its VMT-α-NET and VMT01 clinical trials
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On track to advance multiple pre-IND assets into the clinic in the next 12-18 months
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Making continued progress on build out of manufacturing infrastructure
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Cash, cash equivalents and short-term investments balance of approximately $293 million expected to be sufficient to fund our current planned operations and capital investments into mid-2026

SEATTLE – August 12, 2024 – Perspective Therapeutics, Inc. (“Perspective” or “the Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced second quarter financial results for the period ended June 30, 2024.

“The team has been steadfast in moving our two clinical programs towards initial readouts in the coming months and preparing for success,” said Thijs Spoor, Perspective’s CEO. “Enrollment goals from the start of the year for both of our clinical programs were achieved. In parallel, we acquired two buildings in key geographic locations intended to manufacture materials for patient administration upon completion of modifications and installation of equipment. We are tracking well to our goal of building a fully integrated radiopharmaceuticals company that brings innovative precision medicines to patients based on alpha-emitting isotopes and peptide optimization.”

Program Highlights

VMT-α-NET

Company-sponsored Phase 1/2a trial of [212Pb]VMT-α-NET

Perspective is conducting a multi-center open-label dose escalation, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 ("SSTR2")-positive neuroendocrine tumors ("NETs") who have not received prior peptide receptor radionuclide therapies (“PRRT”). The Company received

Fast Track Designation for this program from the U.S. Food and Drug Administration ("FDA") based on preclinical data for SSTR2-positive NETs regardless of prior treatment response.

In April 2024, this program was selected by the FDA to participate in the Chemistry, Manufacturing, and Controls ("CMC") Development and Readiness Pilot ("CDRP") program. FDA's CDRP Program was initiated in 2022 to facilitate alignment of CMC development of novel products under investigational new drug (“IND”) applications with expedited clinical development timeframes based upon the anticipated clinical benefits of earlier patient access.[1]

During the quarter, the observation period was completed for dose limiting toxicity (“DLT”) in seven patients enrolled in Cohort 2 through May.

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Subsequently, the Safety Monitoring Committee (“SMC”) determined that safety observations during the DLT period support proceeding with dose escalation to Cohort 3, as well as increasing the number of patients allowed in Cohort 2 by 40 for a total of up to 47.

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The protocol amendment to increase the number of patients dosed at 5 mCi has been allowed to proceed, and patient enrollment is open.

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Based on FDA interactions prior to the initiation of patient dosing in this study, the decision to open Cohort 3 would follow after consultation and alignment with the agency, expected prior to year-end.

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Data informing the SMC’s recommendation and FDA consultation is expected to be submitted to an upcoming scientific forum in the second half of 2024.

Investigator-initiated clinical research of [212Pb]VMT-α-NET

Perspective is collaborating with a number of thought leaders to further elucidate the clinical profile of [212Pb]VMT-α-NET through investigator-initiated studies in the U.S. as well as overseas.

Investigator Led Study in India

This is an exploratory first-in-human use of [212Pb]VMT-α-NET in adult patients with histologically confirmed metastatic NETs and medullary thyroid carcinomas in an investigator-led research study.

[1] Chemistry, Manufacturing, and Controls Development and Readiness Pilot Program; Program Announcement. https://www.federalregister.gov/documents/2023/09/11/2023-19502/chemistry-manufacturing-and-controls-development-and-readiness-pilot-program-program-announcement. Accessed May 7, 2024.

The most recent scientific conference presentation by the investigator was during the Society of Nuclear Medicine and Molecular Imaging (“SNMMI”) meeting in June 2024. The investigator reported updated safety and anti-tumor activity of [212Pb]VMT-α-NET administered at 2.5 MBq/kg every 8 weeks in 13 patients as of the data cut-off date of May 31, 2024. All patients received prior treatments, eight of whom received prior PRRT treatment. Six patients remained eligible for further treatments as of the data cut-off date.

The investigator concluded that the toxicity profile suggests the potential for dose escalation to achieve optimal treatment responses. Confirmed tumor response per RECIST 1.1 was reported to be observed in eight of the thirteen patients, while unconfirmed responses were observed in two additional patients who eventually had progressive disease and died. Median progression free survival (PFS) was reported to be 16.4 months (95% confidence interval: 3.5 to NA). The investigator also reported higher absorbed doses in the tumors compared to select other tissues.

PRRT refractory patients at the University of Iowa

This is a single site Phase 1 trial evaluating the safety of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-expressing NETs (clinicaltrials.gov identifier NCT06148636). Patients being enrolled in the study have either progressed or relapsed after previous therapies, including currently approved PRRT.

The most recent scientific conference presentation by the investigator was during the SNMMI meeting in June 2024. Ten patients with β-PRRT-relapsed or refractory gastroenteropancreatic-NETs (GEP-NETs) received [203Pb]VMT-α-NET (5 mCi) followed by sequential blood sampling, planar imaging, and qSPECT/CT imaging at 1h, 4h, 24h, and 48h post-administration. Three of ten patients received amino acid infusions while seven patients did not receive amino acids.

The dosimetry showed that the average renal doses for the three patients who received amino acids was 0.46±0.20 Gy/mCi, as compared to 0.56±0.16 Gy/mCi for the seven patients who did not receive amino acids; the difference was not statistically significant. The investigator also reported higher absorbed doses in the tumors compared to select other tissues.

For the three patients who received [212Pb]VMT-α-NET treatment, based upon their individual dosimetry results, they were prescribed 5.3, 7.3, and 13.3 mCi cumulative activity (delivered over 2 cycles), respectively, to reach the cohort target renal dose of 3.5 Gy. Higher levels of targeted renal absorbed doses are in the protocol for subsequent cohorts.

VMT01

Perspective designed VMT01 to target and deliver 212Pb to tumor sites expressing melanocortin 1 receptor ("MC1R"), a protein that can be overexpressed in metastatic melanoma tumors. The Company is conducting a multi-center, open-label dose escalation, dose expansion study

(clinicaltrials.gov identifier NCT05655312) in patients with histologically confirmed melanoma and MC1R-positive imaging scans.

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As of August 9, 2024, the Company had initiated dosing of ten patients in Cohort 1 and in Cohort 2 of the Phase 1/2a clinical study of [212Pb]VMT01 in patients with progressive MC1R-positive metastatic melanoma. A total of seven patients received activities of 5mCi of [212Pb]VMT01 in Cohort 2.

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In July 2024, the Company submitted an amendment to explore the combination of the checkpoint inhibitor nivolumab with [212Pb]VMT01 in patients with histologically confirmed melanoma and positive MC1R imaging scans in the Company’s ongoing Phase 1/2a study of [212Pb]VMT01. If the study may proceed with the amendment, the preparatory activities to open the first combination cohort would start shortly thereafter. The supply of nivolumab was secured in March 2024, when the Company entered a clinical trial collaboration agreement with Bristol Myers Squibb (NYSE: BMY).

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Updated results from Cohorts 1 and 2 of the Phase 1/2a study are expected in the second half of 2024.

Status of pre-IND assets

The Company has multiple assets in pre-IND development and expects to advance several pre-IND assets into the clinic in the next 12-18 months.

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PSV359 is an internally discovered molecule that targets fibroblast activation protein-α, or FAP-α, associated with a variety of solid tumors. Preclinical imaging and therapy as well as human imaging results suggest the Company’s proprietary targeting ligand has improved levels of target engagement and uptake in tumors and reduced retention in healthy tissues that may result in a desirable therapeutic index.

Preclinical results were presented during the SNMMI meeting in June 2024. Researchers presented a novel cyclic peptide targeting human fibroblast activation protein ("hFAP"), which was discovered by Perspective via phage display methods. FAP is a protein abundantly expressed in certain cancer cells as well as cancer-associated fibroblasts in tumor lesions and involved in promoting disease progression. The peptide was conjugated to a lead (Pb)-specific chelator via a molecular linker to form a novel construct, PSV-359. The purpose of this study was to evaluate the in vitro and in vivo performance of [203/212Pb]PSV-359 in preclinical xenograft models. PSV-359 demonstrated superior binding affinity and specificity against hFAP (Kd=1.8 nM, Ki=0.4 nM) and remained stable in serum for 96 hours. Overall, strong anti-tumor clinical activity of [212Pb]PSV-359 was found in both HT1080-hFAP (FAP on cancer cells) and U87MG (FAP in stromal tissues) xenograft models.

Perspective is on track to file an IND in late 2024 for this new asset. If the study may proceed, the U.S. Phase I study would commence in 2025.

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PSV40X: The Company has a license agreement with Mayo Clinic for the rights to Mayo's prostate-specific membrane antigen (“PSMA”) Alpha-PET DoubLET platform technology for the treatment of PSMA-expressing cancers, with an initial focus on prostate. This radiopharmaceutical platform provides detailed PET imaging-based diagnosis and dosimetry using long-lived copper-64 (64Cu) for imaging and alpha-particle targeted therapies using 212Pb. Preclinical studies are ongoing to assess whether this new molecular entity meets the hurdle for progressing into the clinic with potential to achieve best-in-class profile.
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Pre-targeting is technology enabling the use of antibodies to direct radiolabeled ligands to tumor sites. Antibodies can bind with high specificity to a wider variety of cancer-specific proteins preferentially expressed on the surface of tumor cells. However, the amount of time required for an adequate amount of antibodies to bind to the cancer-specific proteins may not align with the properties of the desired isotope. By attaching an additional chemical entity to an antibody that would bind to a radioligand, the resultant modified antibodies may be administered separately from and in advance of the radioligand as appropriate. Preclinical optimization of this platform is underway, and initial targeting antibodies have been identified for further investigation.

Other Business Highlights

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The Company continues to make progress on building out its manufacturing infrastructure. In March 2024, the Company closed on the acquisition of a radiopharmaceutical manufacturing facility and associated equipment and systems for the production of its 203Pb- and 212Pb-labeled radiopharmaceuticals in Somerset, New Jersey. Perspective is currently fitting out and adapting the site in accordance with relevant licensing requirements for handling the Company’s materials. This site is expected to come on-line before year end. Subsequent to quarter end, the Company purchased two buildings in the vicinity of Houston, Texas and Chicago, Illinois, respectively. The Company intends to use these buildings for the manufacture of its program candidates upon completion of modifications and installation of equipment.

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In April 2024, the Company closed the divestiture of its brachytherapy business, including its radioactive Cesium-131 seed assets and related business infrastructure, to GT Medical Technologies, Inc. Under the terms of the agreement, Perspective received 0.5% of the outstanding capital stock of GT Medical Technologies, on a fully diluted basis. Perspective is entitled to certain cash royalties on net sales of Cesium-131 seeds and GT Medical’s GammaTile therapy utilizing Cesium-131 over the next four years. The Company disclosed pro forma annual financials for continuing operations in a Form 8-K filed with the Securities and Exchange Commission on April 12, 2024.

Second Quarter 2024 Financial Summary

Cash, cash equivalents and short-term investments as of June 30, 2024 was $292.9 million as compared to $9.2 million as of December 31, 2023. Based on Perspective’s current plans, which include advancing current clinical programs based on readout, progressing multiple pre-IND assets towards clinical trials, as well as acquiring and developing several regional manufacturing sites, the Company expects to have sufficient funding into mid-2026.

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In April 2024, Perspective received gross proceeds of approximately $49.5 million from sales of common stock pursuant to an “at the market” sales program. After adjusting for a 1-for-10 reverse stock split effective on June 14, 2024, 3,535,246 shares of common stock were sold at an average price of approximately $14.00 per share.

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In May 2024, the Company announced the closing of an underwritten registered offering of common stock resulting in gross proceeds of approximately $80 million. After adjusting for a 1-for-10 reverse split effective on June 14, 2024, the registered offering included the issuance of 5,151,588 shares of common stock at a price of $15.10 per share and pre-funded warrants to purchase 146,425 shares of common stock at a price of $15.09 per pre-funded warrant. Each pre-funded warrant has an exercise price of $0.01 per share.

As of June 30, 2024, the number of shares of common stock outstanding was 67.4 million, the number of outstanding warrants and options to purchase shares of common stock was 7.4 million, and the number of outstanding pre-funded warrants was 3.2 million.

The Company has previously presented its results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of its entire brachytherapy segment to GT Medical in April 2024, the assets and operations of the brachytherapy segment have been classified as discontinued operations in the Company's financials. The discussion below pertains to continuing operations unless otherwise noted.

Grant revenue for the three months ended June 30, 2024 was $0.5 million, compared to $0.6 million for the same period in 2023, a decrease of approximately 17%. Grant revenue for the six months ended June 30, 2024 was $0.9 million, compared to $0.8 million for the same period in 2023, an increase of approximately 13%. Grant revenue is derived from the Company’s work with the National Health Institute.

Research and development expenses were $9.3 million for the three months ended June 30, 2024, compared to $5.4 million for the same period in 2023, an increase of approximately 72%. Research and development expenses for the six months ended June 30, 2024 were $16.7 million, compared to $8.7 million for the same period in 2023, an increase of approximately 92%. Management believes that research and development expenses will increase from current levels as the Company continues to invest in the development of potential new medicines utilizing its proprietary alpha-emitter platform and to expand manufacturing capabilities through additional facility acquisitions.

General and administrative expenses were $5.5 million for the three months ended June 30, 2024, compared to $5.0 million for the same period in 2023, an increase of approximately 10%. General and administrative expenses for the six months ended June 30, 2024 were $11.4 million, compared to $11.7 million for the same period in 2023, a decrease of approximately 3%. The increase of general and administrative expenses during the three months ended June 30, 2024 was due to increased personnel costs and increased professional fees related to corporate legal and consulting services. The decrease in general and administrative expenses for the six months ended June 30, 2024, was related to the expenses incurred during the first quarter of 2023 associated with the merger with Viewpoint Molecular Targeting, Inc., partially offset by increased personnel costs and increased fees for professional services.

Total operating expenses for the quarter ended June 30, 2024 were $14.8 million, compared to $10.3 million for the same period in 2023, an increase of approximately 44%. Total operating expenses for the six months ended June 30, 2024 were $28.1 million, compared to $20.3 million for the same period in 2023, an increase of approximately 38%.

Net loss for continued and discontinued operations for the three months ended June 30, 2024 was $11.7 million, or $0.18 loss per basic and diluted share, compared to net loss of $11.1 million, or $0.40 per basic and diluted share, for the same period in 2023 after adjusting for the 1-for-10 reverse stock split effective as of June 14, 2024. Net loss for continued and discontinued operations for the six months ended June 30, 2024 was $24.0 million, or $0.41 per basic and diluted share, compared to net loss of $11.5 million, or $0.45 per basic and diluted share, for the same period in 2023 after adjusting for the 1-for-10 reverse stock split that took effect with the opening of trading on June 17, 2024.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides, which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s ability to pioneer advanced treatment applications for cancers throughout the body; the Company's prediction that complementary imaging diagnostics that incorporate certain targeting peptides provide the opportunity to personalize treatment and optimize patient outcomes; the Company’s belief that it will continue to make progress with its clinical-stage proprietary radiopharmaceuticals; the Company's expectation that its "theranostic" approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company’s ability to develop a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations; the Company’s expectation that it will move its two clinical programs toward initial readouts in the coming months; the Company’s goal of building a fully integrated radiopharmaceuticals company that brings innovative precision medicines to patients based on alpha-emitting isotopes and peptide optimization; the Company’s belief that it will advance multiple pre-IND assets into the clinic in the next 12-18 months; the Company’s expectation that it will continue making progress on building out of its manufacturing infrastructure network; the Company’s intention to use the acquired buildings to manufacture materials for patient administration upon completion of modifications and installation of equipment; the Company’s expectation that the New Jersey facility will come on-line before year end; the Company’s belief that preclinical imaging and therapy as well as human imaging results suggest the Company’s proprietary targeting ligand has improved levels of target engagement and uptake in tumors and reduced retention in healthy tissues that may result in a desirable therapeutic index; the ability for PSV40X to meet the hurdle for progressing into the clinic with potential to achieve best-in-class profile; the Company’s belief that research and development expenses will increase from current levels as the Company continues to invest in the development of new drugs and products in the alpha-emitter space and to expand manufacturing capabilities through additional facility acquisitions; the Company’s clinical development plans and the expected timing thereof; the expected timing for availability and release of data; expectations regarding the potential market opportunities for the Company’s product candidates; the potential functionality, capabilities and benefits of the Company’s product candidates and the potential application of these product candidates for other disease indications; the Company’s expectations, beliefs, intentions and strategies regarding the future; the Company’s intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the potential that regulatory authorities may not grant or may delay approval for the Company’s product candidates; uncertainties and delays relating to the design, enrollment, completion and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company’s ability to obtain and maintain regulatory approval for the Company’s product candidates; delays, interruptions or failures in the manufacture and supply of the Company’s product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; uncertainties regarding the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth and successfully integrate its businesses; the Company’s ability to maintain its key employees; sufficient training and use of the Company’s products and product candidates; the market acceptance and recognition of the Company’s programs and program candidates; the Company’s ability to maintain and enforce its intellectual property rights; the Company’s ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company’s ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, Fast Track approvals, and 510(k) approval and reimbursement codes; and any changes in applicable laws and regulations. Other factors that may cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR

Annie Cheng

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson / Adanna G. Alexander, Ph.D.

perspectivetx@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2024	2023
	(unaudited)
Cash, cash equivalents and short-term investments	$292,869	$9,238
Total assets	385,919	97,891
Total liabilities	44,922	22,712
Total stockholders' equity	340,997	75,179

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Grant revenue	$526	$588	$851	$821

Operating expenses:
Research and development	9,275	5,370	16,727	8,679
General and administrative	5,514	4,987	11,392	11,650
Change in estimate of asset retirement obligation (Note 4)	-	(15)	-	(15)
Loss on disposal of property and equipment	-	-	-	22
Total operating expenses	14,789	10,342	28,119	20,336

Operating loss	(14,263)	(9,754)	(27,268)	(19,515)

Total non-operating income (expense), net	3,049	268	4,229	624

Net loss from continuing operations	(11,214)	(9,486)	(23,039)	(18,891)
Net loss from discontinued operations	(429)	(1,620)	(890)	(3,086)
Loss recognized on classification as held for sale	(61)	-	(59)	-
Net loss before income taxes	(11,704)	(11,106)	(23,988)	(21,977)
Deferred income tax benefit	-	-	-	10,500
Net loss	$(11,704)	$(11,106)	$(23,988)	$(11,477)

Basic and diluted loss per share:
Loss from continuing operations[1]	$(0.17)	$(0.34)	$(0.40)	$(0.33)
Loss from discontinued operations[1]	(0.01)	(0.06)	(0.01)	(0.12)
Basic and diluted loss per share[1]	$(0.18)	$(0.40)	$(0.41)	$(0.45)

Weighted average shares used in computing net loss per share:
Basic and diluted[1]	66,648	27,999	58,079	25,443

1. Amounts for prior periods presented have been retroactively adjusted to reflect the 1-for-10 reverse stock split effected on June 14, 2024.